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                           BALANCED CARE CORPORATION               EXHIBIT 11.2
                  SUPPLEMENTARY EARNINGS PER SHARE COMPUTATION
                      (In Thousands Except Per Share Data)



                                 1997
                                 ----
Net Loss.....................    $(4,492)
Interest savings or debt
 retirement(2)...............        806
                                 -------
Adjusted net loss............     (3,686)
                                 =======
Weighted average common
 shares outstanding..........      3,583

Additional shares assuming
 exercise or issuance(1)
  Convertible preferred
   stock.....................      3,757
  Common Stock...............        242
  Stock Options..............        478
  Warrants...................        240
Shares assumed repurchase....       (364)

Incremental shares issued for
 retirement of debt(2).......        855
                                 -------
Adjusted shares outstanding..      8,791
                                 =======
Supplemental net loss per
 common share................    $  (.42)
                                 =======


         (1) Pursuant to Securities and Exchange Commission policies, Common Stock, stock options and warrants issued within the one year prior to the filing of this regulation statement have been treated as outstanding for all periods presented. Additionally, mandatorily redeemable convertible preferred Stock will convert into common shares upon completion of the Offering.


         (2) As required by APB 15 the supplemental earnings per share presentation reflects the effect of the retirement of debt with the proceeds of the offering (using a proposed offering price of $9.50).